UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)
_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Goldfield Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2004

To Our Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of The Goldfield Corporation has been called and will be held at Imperial's Hotel & Conference Center, 8298 North Wickham Road, Melbourne, Florida 32940 on May 25, 2004 at 9:00 a.m. for the following purposes:

1.	To elect seven directors to the Company's Board of Directors.

2.	To ratify the appointment of KPMG LLP as independent certified public accountants for the fiscal year ending December 31, 2004.

3.	To vote on one stockholder proposal, if properly presented at the Annual Meeting.

4.	To transact such other business as may lawfully come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 13, 2004 will be entitled to vote at the meeting or any adjournment thereof.  The transfer books of the Company will not be closed.

By Order of the Board of Directors
Patricia A. Strange Secretary
Melbourne, Florida
April 26, 2004

If you are unable to attend the meeting in person, you are requested by the Board of Directors of the Company to date, sign, and return the enclosed proxy in the enclosed envelope.  No postage is necessary if mailed in the United States.  In the event you later decide to attend the meeting, you may revoke your proxy and vote your shares in person.

The Goldfield Corporation

100 Rialto Place, Suite 500
Melbourne, Florida 32901
(321) 724-1700

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 25, 2004

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goldfield Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on May 25, 2004 at 9:00 a.m. and at any and all adjournments thereof.  The meeting will be held for the purposes set forth in the notice and in this proxy statement.  This proxy statement and the accompanying annual report are being mailed to stockholders on or about April 26, 2004.

RECORD DATE, STOCKHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE

Only holders of record of outstanding shares of the Company at the close of business on April 13, 2004 will be entitled to vote at the Annual Meeting of Stockholders on May 25, 2004.  As of April 13, 2004 the Company had outstanding 26,363,444 shares of common stock, par value $.10 per share (the "Common Stock").  Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting other than the election of directors.

Each stockholder entitled to vote at the meeting has the right to vote his shares cumulatively for the election of directors; that is, each stockholder will be entitled to cast as many votes as there are directors to be elected multiplied by the number of shares of Common Stock registered in his name on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees for the office of director in accordance with his choice.  A stockholder who wishes to vote by proxy and exercise his cumulative voting rights should advise the Board of Directors in writing how he wishes to have his votes distributed among the nominees for directors.  Such written instructions should accompany the proxy card or cards to which they relate.

The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the seven highest number of votes.  Approval of the proposal ratifying the selection of KPMG LLP as independent certified public accountants and the stockholder proposal each require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This solicitation is made on behalf of the Board of Directors of the Company.  For a description of the expenses incurred by the Company in connection with this solicitation, see "Additional Information" below.

You are requested to sign, date and return the enclosed proxy in the postage-paid envelope provided.  If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given.  If the proxy is signed and no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal:

1.	FOR the election of the nominees for director named herein;

2.	FOR the ratification of the appointment of KPMG LLP as independent certified public accountants for the year 2004; and

3.	AGAINST the stockholder proposal on Stockholder Approval of Rights Plan.

Abstentions will be counted to determine the presence of a quorum.  Abstentions will not affect the outcome of the election of directors and will have the effect of a vote against the ratification of the appointment of KPMG LLP and the stockholder proposal.  Shares represented by "broker non-votes" will also be counted for purposes of determining a quorum.  Broker non-votes occur when nominees, such as brokers who hold shares on behalf of beneficial owners, do not receive timely voting instructions from beneficial owners.  Although brokers may have the authority to vote with respect to certain matters without voting instructions from beneficial owners, this authority would not apply to any proposal which is the subject of a counter-solicitation or is part of a proposal made by a stockholder which is being opposed by management within the meaning of American Stock Exchange Rule 577.  Broker non-votes will have no effect on the results of the votes on the election of directors, the ratification of the appointment of KPMG LLP as independent certified public accountants or the stockholder proposal.

Revocation of Proxy

You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy or by filing a written revocation bearing a later date with the Secretary of the Company.  The proxy will be revoked if you attend the meeting and vote in person.

ITEM 1.
ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting, to serve for a term of one year or until their successors are elected and qualified.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director named herein.

Information About Nominees

Reference is made to the information set forth below under "Ownership of Voting Securities by Certain Beneficial Owners and Management" as to the stock ownership of the nominees.  The following table sets forth with respect to each nominee, the office presently held by him with the Company or his principal occupation if not employed by the Company, the year in which he first became a director of the Company and his age.

Name	Principal Occupation For the Last Five Years	Director Since	Age (1)

Thomas E. Dewey, Jr.	Member of McFarland Dewey & Co., LLC, New York, NY (investment banking firm) since 1989.(2)	2002	71

Harvey C. Eads, Jr.	Commercial Real Estate Investor since November 2001; Interim Chief Operating Officer of Alpha-1 Foundation, a non-profit corporation, from February 2003 to July 2003; City Manager of Coral Gables, Florida from May 1988 to November 2001.	1999	58

John P. Fazzini	Real Estate Developer; President of Bountiful Lands, Inc. (real estate development corporation) since 1980.	1984	59

Danforth E. Leitner	Retired as of May 2002; Real Estate Broker; Real Estate Appraiser; President of The Leitner Company (real estate brokerage and appraisal corporation) between 1984 and May 2002.	1985	63

Al Marino	Architectural Designer; President of A.M. Marino Design, Inc. (architectural design firm) since 1986.	2001	46

Dwight W. Severs	City Attorney for City of Titusville, Florida since January 1999; Principal for the firm of Dwight W. Severs & Associates, P.A. since March 1998; Secretary of the Company between 1999 and 2003.	1998	60

Name	Principal Occupation For the Last Five Years	Director Since	Age (1)

John H. Sottile	Chairman of the Board of Directors of the Company since May 1998; President of the Company since 1983 and Chief Executive Officer of the Company since 1985.	1983	56

(1) As of December 31, 2003.

(2) Mr. Dewey also serves as a Trustee of The Scripps Research Institute and Trustee and Chairman Emeritus of the board of trustees of Lenox Hill Hospital in New York.

If any of the foregoing nominees should withdraw or otherwise become unavailable, which the Board of Directors does not presently anticipate, it is intended that proxies will be cast for such person or persons as the Board of Directors may designate in place of such nominee or nominees.

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or on any Board committee.  Each non-employee director receives an aggregate annual fee of $18,000, with $1,500 paid each month, and an additional $1,000 paid for each Board meeting attended in person.  Directors are also reimbursed for travel and other out-of-pocket costs associated with their attendance at Board of Directors and Board Committee meetings.

Related Transactions

 In December, 2001, the Company retained McFarland Dewey & Co., LLC to assist the Company in its evaluation of strategic alternatives, which included divestiture of the Company's mining operations.  During 2002, McFarland Dewey was paid $383,934 ($300,000 for commission on the sale of the Company's mining subsidiaries, $50,000 for financial advisory services in connection with the Shareholders' Rights Plan and Common Stock Repurchase Plan and $33,934 for reimbursement of out-of-pocket expenses).  Mr. Dewey is a member of McFarland Dewey.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2004, certain stock ownership information regarding the directors and executive officers of the Company.  As of April 1, 2004 no stockholders were known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company.

Beneficial Owners	Amount Beneficially Owned (1)	Percent of Class (2)

(a) Directors and Executive Officers: Thomas E. Dewey, Jr.	20,100	*
Harvey C. Eads, Jr.	1,000	*
John P. Fazzini	20,100	*
Robert L. Jones	270,000	1.02%
Danforth E. Leitner	69,730	*
Al Marino	401,000	1.52%
Dwight W. Severs	42,000	*
John H. Sottile (3)	1,038,288	3.94%
Stephen R. Wherry	135,000	*
(b) All Directors and Executive Officers as a group (9 in number):	1,997,218	7.58%

____________________

*	Less than 1%
(1)

All amounts have been determined as of April 1, 2004 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended and include holdings of spouses, minor children, relatives and spouses of relatives living in the same household, even if beneficial ownership is disclaimed.  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after April 1, 2004.

(2)

In accordance with the rules of the SEC, the percentage shown in this column opposite the name of each person has been computed assuming the exercise of any options held by such person or group and that no exercises by others have occurred.

(3)	Includes 140,400 shares of Common Stock owned by Mr. Sottile's wife, Ann Sottile, and 27,451 shares of Common Stock owned by Mr. Sottile's son, John Nicholas Sottile.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company.  Copies of all such reports filed with the SEC are required to be furnished to the Company.  Based solely on the Company's review of the copies of such reports it has received, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2003.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation for the Company's Chief Executive Officer and other executive officers whose compensation exceeded $100,000 during the years ended December 31, 2003, 2002 and 2001.  The information provided under the heading "Executive Compensation" includes that required by "small business issuers" as defined by the rules of the SEC.

Summary Compensation Table

		Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Stock Options (in shares)

John H. Sottile	2003	397,757	125,000	11,788	--
Chairman, President and	2002	388,510	97,127	11,636	--
Chief Executive Officer	2001	388,510	125,000	10,328	--

Robert L. Jones	2003	105,000	108,875	8,644	--
President of electrical	2002(3)	107,018	138,278	8,516	--
construction subsidiary	2001	105,000	332,239	7,497	--

Stephen R. Wherry	2003	150,945	40,000	7,018	--
Vice President, Treasurer	2002	139,792	37,500	6,593	--
and Chief Financial Officer	2001	125,000	40,000	6,132	--

____________________

(1)	Amounts reported represent compensation earned for the year, some of which may have been paid in a subsequent year.
(2)

Amounts for 2003 included (a) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements ($5,788 for Mr. Sottile; $2,644 for Mr. Jones; and $1,159 for Mr. Wherry) and (b) Company contributions to the Company's Cash Deferred Profit Sharing Plan ($6,000 for Mr. Sottile; $6,000 for Mr. Jones; and $5,859 for Mr. Wherry). Amounts for 2002 included (a) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements ($5,636 for Mr. Sottile; $2,516 for Mr. Jones; and $1,093 for Mr. Wherry) and (b) Company contributions to the Company's Cash Deferred Profit Sharing Plan ($6,000 for Mr. Sottile; $6,000 for Mr. Jones; and $5,500 for Mr. Wherry).  Amounts for 2001 included (a) the economic benefit related to the insurance policies under the terminated Employee Benefit Agreements ($5,228 for Mr. Sottile; $2,397 for Mr. Jones; and $1,032 for Mr. Wherry) and (b) Company contributions to the Company's Cash Deferred Profit Sharing Plan ($5,100 for Mr. Sottile; $5,100 for Mr. Jones; and $5,100 for Mr. Wherry).

(3)	Mr. Jones's salary for 2002 included 53 weekly pay periods, while 2003 and 2001 included 52 weekly pay periods.

Mr. Sottile, Mr. Jones and Mr. Wherry are all of the executive officers of the Company.   Mr. Jones, 56, has served as President of the Company's electrical construction subsidiary since September 1995. Mr. Jones had been Vice President of the Company's electrical construction subsidiaries since 1981.  Mr. Wherry, 45, has served as Treasurer, Assistant Secretary and Chief Financial Officer of the Company since 1988 and Vice President of the Company since 1993.

Employee Benefit Agreements

Beginning in 1989, the Company entered into Employee Benefit Agreements (each, a "Benefit Agreement") with Messrs. Sottile, Jones and Wherry and certain employees of the Company.  Under the terms of each Benefit Agreement, the Company owned life insurance policies that accumulated cash surrender value for the retirement of the employee, at age sixty-five, while also providing a life insurance benefit for the employee.  Under the terms of each Benefit Agreement, the Company was entitled to a refund of the lesser of the previously paid premiums or the cash surrender value of the insurance policy, either upon retirement of the employee, the death of the employee or upon the termination of the Benefit Agreement.  In 2000, the Company terminated the Benefit Agreements to eliminate the annual insurance premium obligations.  Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans.

OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUE

The following table provides information about the stock options exercised by the named executive officers during the year ended December 31, 2003 and held by them as of that date.

Name	Shares Acquired on Exercise	Dollar Value Realized on Exercise	Number of Securities Underlying Unexercised Options at End of 2003		Value of Unexercised In-the-Money-Options at End of 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
John H. Sottile	--	--	125,000	--	51,406	--
Robert L. Jones	--	--	41,667	--	17,136	--
Stephen R. Wherry	--	--	41,667	--	17,136	--

____________________

(1) The value of the options is based upon the difference between the exercise price and the closing price per share on December 31, 2003, $0.63.

On November 1, 2001, the Company entered into an amended and restated employment agreement with John H. Sottile.  This agreement superseded the prior employment agreement dated January 15, 1985 and the employment agreement made by a subsidiary of the Company as of January 1, 1986, both as subsequently amended.  This amended and restated employment agreement provides for continuous employment until January 31, 2005 and shall be extended automatically for three months on the last day of each three-month period following the effective date, November 1, 2001.  This contract currently entitles Mr. Sottile to a salary of $405,232, which salary may be increased; provided, however, that as a minimum, it shall be increased effective January 1 of each year by an amount equal to the percentage increase, if any, over the preceding twelve months in the Consumer Price Index for all urban consumers.  If Mr. Sottile's employment is terminated by the Company without cause, or if Mr. Sottile terminates his employment for good reason (as defined by the contract), Mr. Sottile is entitled to receive, in addition to other benefits, an amount equal to lump sum cash amount equal to 2.999 times his average W-2 compensation for the preceding five full calendar years.  In the event of his permanent disability, the Company may terminate Mr. Sottile's employment upon at least thirty days advance written notice. He or his estate will then be entitled to receive, in addition to other benefits, an amount equal to lump sum cash amount equal to his average W-2 compensation for the preceding five full calendar years.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2003, with respect to all compensation plans previously approved by our security holders, as well as compensation plans not previously approved by our security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in far Left Column)
Equity compensation plans approved by security holders	243,668	$0.21875	315,000
Equity compensation plans not approved by security holders	--	--	--
Total	243,668	$0.21875	315,000
	=====		=====

On September 17, 2002, the Board of Directors adopted a Performance-Based Bonus Plan (the "Plan"), effective January 1, 2002.  The Plan was established as a means of enhancing the Company's continued growth and profitability through a performance-based compensation program that rewards superior performance.  The Plan was designed to focus a select group of the Company's executive officers and key employees (the "Participants") on the establishment and implementation of strategic plans that will help ensure the Company's continued growth, profitability and achievement of superior results by linking a portion of their compensation to the success of the Company.  Under the Plan, the Participants are eligible to receive a bonus, the amount of which is dependent upon the achievement of specific performance goals as determined by the Compensation Committee. In general, on an annual basis, the Compensation Committee sets performance goals which may include, but are not limited to: stockholder value, pre-tax net income, the participant's contribution to achieving significant strategic objectives or in the case of subsidiaries, a percentage of the operating income of such subsidiary.  In accordance with Plan guidelines, upon the recommendation of the Compensation Committee, the Board of Directors authorized the payment of bonuses earned in fiscal 2003.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During 2003, the Board of Directors met four times.  The Board of Directors has, among others, the following committees:  an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

The Executive Committee has and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company.  The members of the Executive Committee are John P. Fazzini, Dwight W. Severs, and John H. Sottile.  No meetings were held by the Executive Committee during 2003.

The Audit Committee, which monitors the activities of the Company's independent certified public accountants and its accounting department and reports on such activities to the full Board of Directors, consists of Harvey C. Eads, Jr., John P. Fazzini, Danforth E. Leitner, and Al Marino, all of whom are independent, as defined by the American Stock Exchange listing standards.  The Board of Directors has adopted a written charter which governs the Audit Committee and is attached as Exhibit A to this proxy statement.  During 2003, the Audit Committee held four meetings.

The Board of Directors has determined that Harvey C. Eads, Jr., Chairman of the Audit Committee, is an "audit committee financial expert," as defined by the SEC, based on Mr. Eads's experience, training and education.

The Compensation Committee reviews the compensation of the executive officers of the Company and makes recommendations to the Board of Directors regarding such compensation.  The members of the Compensation Committee are Harvey C. Eads, Jr., John P. Fazzini and Danforth E. Leitner.  The Compensation Committee held one meeting during 2003.

The Nominating Committee recommends qualified candidates for election or appointment to the Board of Directors of the Company including the slate of directors, that the Board of Directors proposes for election by stockholders at the Annual Meeting.  The candidates are evaluated based on their skills and characteristics relative to the skills and characteristics of the current Board of Directors as a whole.  The minimum qualifications sought in candidates are integrity, leadership skills and competency required to direct and oversee the Company's management in the best interest of its stockholders, customers, employees, communities it serves and other affected parties.  A third party consultant may be engaged, for a fee, to assist in identifying and evaluating candidates.  Additional functions of the Nominating Committee are detailed in the Nominating Committee Charter which is available on the Company's website at www.goldfieldcorp.com. The Nominating Committee consists of the following members: Danforth E. Leitner (Chairman of the Committee), Harvey C. Eads, Jr. and John P. Fazzini all of whom are independent, as defined by the American Stock Exchange.  During 2003, the Nominating Committee held one meeting.

The Nominating Committee will consider written recommendations for nominees from stockholders.  There are no differences in the manner in which the Nominating Committee evaluates nominees for director recommended by stockholders from those recommended by other sources.  Such recommendations for the 2005 election of directors, together with a detailed description of the proposed nominee's qualifications, other relevant biographical information and a method to contact the nominee should the Nominating Committee choose to do so, should be sent, prior to December 27, 2004, to: Corporate Secretary, The Goldfield Corporation, 100 Rialto Place, Suite 500, Melbourne, FL 32901.

The Stock Option Committee administers The Goldfield Corporation 1998 Executive Long-term Incentive Plan (the "Plan").  The Stock Option Committee has complete discretion in determining the number of shares subject to options granted to an employee eligible under the Plan and in determining the terms and conditions pertaining to such options, consistent with the provisions of the Plan.  The Stock Option Committee consists of Thomas E. Dewey, Jr., Harvey C. Eads, Jr., John P. Fazzini and Al Marino.  No meetings were held by the Stock Option Committee during 2003.

Communication with directors

Stockholders may communicate concerns with any director, committee or the Board of Directors by writing to the following address: Corporate Secretary, The Goldfield Corporation, 100 Rialto Place, Suite 500, Melbourne, FL 32901.  Please specify to whom your correspondence should be directed.  The Corporate Secretary has been instructed by the Board to promptly forward all correspondence to the relevant director, committee or the full Board, as indicated in the correspondence.

Meeting attendance

During 2003, all incumbent directors attended all meetings of the Board of Directors and of the committees on which they served except for one director who missed one committee meeting.  Directors are expected to attend the annual meeting of stockholders and all directors attended the last annual meeting.

ITEM 2.
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Company has nominated the firm of KPMG LLP as its independent certified public accountants for the year ending December 31, 2004, subject to the nomination being ratified by the Company's stockholders.  KPMG LLP (including a predecessor firm, W. O. Daley & Company) has been serving the Company and its subsidiaries for the past 41 years.

A representative of KPMG LLP is expected to be present at this year's Annual Meeting of Stockholders, at which time he will be given an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.  If the stockholders do not ratify the selection of KPMG LLP, the selection of independent certified public accountants will be reconsidered by the Audit Committee of the Company.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as independent certified public accountants of the Company.

ITEM 3.
STOCKHOLDER PROPOSAL ON STOCKHOLDER APPROVAL OF RIGHTS PLAN

A stockholder has advised the Company that a proposal will be presented at the Annual Meeting asking stockholders to approve a resolution recommending that the Company either (a) redeem the rights issued pursuant to a Rights Plan approved by the Board of Directors of the Company on September 17, 2002, or (b) call a stockholder vote to determine whether the Rights Plan should be terminated.  Adoption of the proposal requires the affirmative vote of a majority of the votes cast.

At last year's Annual Meeting, the same stockholder presented a substantially identical proposal.  Stockholders overwhelmingly rejected that proposal, with over 63 percent of the votes cast voting against it.

Consistent with good governance policies of many other companies, in September 2002, the Company adopted a Rights Plan in order to protect stockholders and help assure that they receive the full long-term value of their investment in the event of any proposed takeover of the Company.  Specifically, the Rights Plan helps protect against persons attempting an abusive takeover of the Company which would have a great potential to impact stockholders detrimentally by enabling some stockholders to receive more favorable treatment at the expense of others.  The Company's Rights Plan is described in Note 13 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K.

A key function of any rights plan is to encourage potential acquirers to negotiate directly with the board of directors of the target company, resulting in better offers for all stockholders.  Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all stockholders.  The proponent acknowledges in its supporting statement that the Company should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company.  The Rights Plan is just such a tool.

The Rights Plan does not prevent potential acquirers from making offers that would be in the best interest of the Company and protect stockholder value for all stockholders.  The types of takeovers that may be prevented by the Rights Plan are abusive takeovers that can be used to deprive stockholders of the ability to get a fair price for all of their shares.  Furthermore, the Company's Rights Plan provides that the Board of Directors may redeem the rights if it determines that an offer adequately reflects the value of the Company and is in the best interest of all stockholders.  In addition, at least every three years an Independent Directors Committee of the Board of Directors will review and evaluate the Rights Plan to consider whether its maintenance continues to be in the best interests of the Company, its stockholders and other relevant constituencies.

The Rights Plan encourages potential purchasers to negotiate directly with the Directors, who are in the best position to review and evaluate each offer with an eye toward stockholder value and their fiduciary duty to protect it.  The majority of the Company's Directors are independent.  They all are highly experienced in business and financial matters and are subject to re-election by the stockholders annually.

The Company is not alone in adopting a rights plan to protect the investments of its stockholders.  According to the Investor Responsibility Research Center (IRRC), as of the end of 2001, 1,052, or 55%, out of the 1,912 companies profiled in the IRRC's "Corporate Takeover Defenses 2002" had rights plans in place.

The proponent cites as authority in its supporting statement a book by Nell Minow and Robert Monks that was published in 1991, arguing that rights plans are potentially economically detrimental to stockholders.  The proponent also cites a 2001 study by researchers at Harvard University and University of Pennsylvania's Wharton School, which purported to show a positive correlation between stockholder rights, as measured by a governance index, and corporate performance between 1990 and 1999.  Although the existence of rights plans was considered in the computation of the governance index, it was only one of 24 factors, and the authors of the study acknowledged that computing the index did not entail judgments about the individual factors' efficacy or wealth effects.

Other studies, however, serve to validate the economic benefits of rights plans to stockholders.  A 1997 study by Georgeson & Company, Inc., a nationally recognized proxy solicitor and investor relations firm, found the following:

  In general, between 1992 and 1996 companies with stockholder rights plans received significantly higher premiums (the difference between the market price of a share and the price paid by the acquirer), and in particular, companies with a capitalization of less than $1 billion received a premium of 40.96%, compared with 30.56% for those without a rights plan;

  In the 319 takeover transactions between 1992 and 1996, upon which the study was based, companies with rights plans received $13 billion in additional premiums over those companies without rights plans.

  During the same period, companies with rights plans were less likely to defeat a takeover bid than companies without rights plans.  In fact, the study indicated that "deals were actually more likely to be completed when the target had a poison pill," although at a higher premium.

The Georgeson study concluded that "poison pills provide shareholders with tangible economic benefits" and that its "findings support the notion that poison pills are a mechanism that contributes to the goal of maximizing shareholder value."

A study by Robert Comment and G. William Schwert published in 2000 suggests that rights plans act to increase the bargaining position of target companies without reducing the likelihood of a bid being made to the target company.  The study concluded that the target company's "shareholders gain even after accounting for deals that are never completed."

For the foregoing reasons, the Board of Directors believes that retaining the Rights Plan in place is in the best interest of all stockholders.

The Board of Directors recommends a vote AGAINST this proposal.  Shares represented by properly signed proxies that do not give voting instructions will be voted against this proposal.

The following is the complete text of the proposal as submitted.  The proponent's name, address and number of shares held will be furnished upon request.

BEGINNING OF STOCKHOLDER PROPOSAL

Shareholder Approval of Rights Plan

Resolved:  To assure shareholders that management and the Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect Goldfield's performance, we urge the Company to redeem the Rights Agreement or subject it to a shareholder vote and if this approval is not granted in the form of a majority of the shares voted, then redeem the Agreement.

In September, 2002, the Board issued, without shareholder approval, a Rights Agreement.  These rights are a type of anti-takeover device, referred to as a "poison pill," which injure shareholders by reducing management accountability and adversely affecting shareholder value.

While the Board should have appropriate tools to ensure that all shareholders benefit from any takeover proposal, the possibility of takeover does not justify the unilateral imposition of a poison pill.  As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation.  They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

We believe that poison pills are such powerful tools that shareholders should be able to vote on them.

The Effect of Poison Pills on Companies

A 1986 study by the Office of the Chief Economist of the Securities and Exchange Commission on poison pills states, 'The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management.'  A 1992 study by Professor Pound of Harvard University and Lilli Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

A recent study found that firms with strong shareholder rights significantly outperform companies with weaker shareholder rights and outperform the broader market.  A 2001 study of 1,500 firms by researchers at Harvard and University of Pennsylvania's Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance between 1990-1999.  The governance index took in to account, among other things, whether a company had a poison pill.

Plans like ours have become increasingly unpopular in the past few years.

Institutional Investors Want Shareholder Approval

The Council of Institutional Investors, representing more than $1 trillion in assets, recommends shareholder approval of all poison pills.  Many institutional investors agree with them.  Poison pills and a board's actions to establish them without shareholder vote have come to signify management insulation.

Shareholders Want Shareholder Approval

Proposals requesting shareholders' right to vote on poison pill achieved a 60% average yes-vote from shareholders at 53 major companies in 2003.  Over 46 poison pill resolutions were approved by shareholders in 2003.  Major companies with majority yes votes on this topic include:  Exxon, Mobil, Goodyear, Bristol Myers, and Altria Group.

END OF STOCKHOLDER PROPOSAL

The Board of Directors unanimously recommends a vote AGAINST this proposal.

AUDIT COMMITTEE REPORT AND FEE INFORMATION

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company's financial matters.  Each member of the Company's Audit Committee meets the independence requirements set by the American Stock Exchange.  The Audit Committee members reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management.  The committee also discussed all the matters required to be discussed by Statement on Auditing Standards No. 61 solely amongst themselves and with the Company's independent accountants, KPMG LLP.  The Audit Committee received a written disclosure and letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence.  Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report to stockholders and that the Company's Annual Report on Form 10‑K for the year ended December 31, 2003 be filed with the Securities and Exchange Commission.

Harvey C. Eads, Jr., Chairman
John P. Fazzini
Danforth E. Leitner
Al Marino

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements included in the Form 10-K and the reviews of the quarterly financial statements included in the Forms 10‑Q for the years ended December 31, 2003 and 2002 were $57,213 and $56,616, respectively.

Audit-Related Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the review of historical and/or pro forma financial statements issued by the company were $2,000 and $6,850 for the years ended December 31, 2003 and 2002, respectively.

Tax Fees

There were no professional tax services rendered by KPMG LLP during the year ended December 31, 2003.  The aggregate fees billed for professional tax services rendered by KPMG LLP for the preparation of an informational tax return during the year ended December 31, 2002 were $2,500.

All Other Fees

In addition to the fees described above, KPMG LLP billed a fee of $75 for a seminar attended by the Company's Chief Financial Officer in each of the years 2003 and 2002.

To safeguard the continued independence of the Company's independent accountant, the Audit Committee has established a policy which requires all audit and non-audit services, subject to a de minimis exception pursuant to SEC Regulation S-X Rule 2-01(c)(7)(i)(C), to be performed by the Company's independent accountant, to be pre-approved by the Audit Committee prior to such services being performed.  The policy also prohibits the independent accountant from providing any services which would impair the accountant's independence.  The Audit Committee has delegated the pre-approval authority to the Audit Committee Chairman, who may delegate pre-approval authority to one or more members of the Audit Committee.  The Chairman or member(s) to whom authority is delegated is to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate to management its responsibilities to pre-approve services.

All audit services performed by the independent accountant during the years ended December 31, 2003 and 2002 were approved by the Board of Directors following recommendation of such approval by the Audit Committee.  None of the non-audit services that were performed during 2003 and 2002 by the independent accountant were approved by the Audit Committee following the performance of such services.  All audit and non-audit services to be performed by the independent accountant on or following March 16, 2003 will be pre-approved in accordance with the above policy.

ADDITIONAL INFORMATION

The Company will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares.  In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by regular employees of the Company with no specific additional compensation to be paid for such services.  Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, has been retained to assist in the solicitation of proxies at a cost not to exceed $7,000 plus out-of-pocket expenses.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement.  If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

2005 STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement relating to the 2005 Annual Meeting, stockholder proposals must be received by the Company no later than December 27, 2004, unless the Company changes the date of the 2005 Annual Meeting by more than 30 days from the date of this year's meeting, in which case the Company will provide a revised deadline in one of the Company's quarterly reports on Form 10-Q.  In addition, the Company's Amended Bylaws, as amended, require timely advance written notice to the Company by any stockholder who intends to nominate a director to the Company's Board of Directors, to present any proposal or to bring any business before any meeting of the stockholders of the Company.  Notice will be considered timely for the 2005 Annual Meeting if it is received not earlier than January 25, 2005 and not later than February 24, 2005.

By Order of the Board of Directors
Patricia A. Strange Secretary
Dated: April 26, 2004

*     *     *

The Annual Report to Stockholders for the year ended December 31, 2003, which includes financial statements, is being mailed concurrently to stockholders.  The Annual Report does not form any part of the material for the solicitation of proxies.

A copy of the Company's Annual Report on Form 10‑K for its fiscal year ended December 31, 2003 which has been filed with the Securities and Exchange Commission is available without charge to those stockholders who would like more detailed information concerning the Company.  If you would like a copy of the Form 10‑K, please write to:  The Goldfield Corporation, 100 Rialto Place, Suite 500, Melbourne, Florida 32901.  You may also obtain the Form 10‑K and other recent filings with the Securities and Exchange Commission on its website, www.sec.gov.

Additional information about the Company, including its Code of Ethics for its executive officers and Business Conduct policies for all of its officers, directors and employees, is available through the Company's website at www.goldfieldcorp.com.

Exhibit A

The Goldfield Corporation
Audit Committee Charter

(Amended December 15, 2003)

I.              Preamble:

The board of directors of The Goldfield Corporation (the "corporation") has formed an audit committee to promote the financial transparency of the corporation and to ensure the integrity of the corporation's financial reporting processes and products.  This charter is meant to identify the personnel and functions of the audit committee.

II.             Audit Committee Membership and Function:

A.             Audit Committee Membership.

1.         The audit committee shall consist of directors, all of whom in the judgment of the Board of Directors shall meet the independence requirements for audit committee members under the American Stock Exchange company guide.  For so long as the corporation remains a small business filer (such that it files reports under the Securities and Exchange Commission Regulation S‑B), the audit committee will have at least two members; otherwise, the corporation will have an audit committee composed of three or more members.

2.         Each audit committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.  At least one member of the audit committee shall be an "audit committee financial expert" (as defined by the Securities and Exchange Commission in Item 401(h) of Regulation S-K).

3.         Each audit committee member will be selected by the board of directors and will serve at the pleasure of the board of directors.

4.         The audit committee members shall elect a chairman and a secretary from among its members.

B.              Audit Committee Function.

1.         The audit committee has the ultimate authority and responsibility to select, oversee, evaluate, and, where appropriate, to replace the independent auditor (or to nominate the independent auditor to be proposed for stockholder approval in any proxy statement), and shall pre-approve all audit engagement fees and terms and all permitted non-audit service engagements with the independent auditor.  All employees of the corporation are directed to cooperate as requested by committee members.  The audit committee shall be responsible for overseeing the accounting and financial reporting processes of the corporation and the audits of the financial statements of the corporation.  Oversight responsibilities over the independent auditor are described further in Section III, below.

2.         The audit committee shall establish procedures for the receipt, retention, and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters.

3.         The audit committee shall establish procedures for the confidential, anonymous submission by the employees of the corporation of concerns regarding questionable accounting or auditing matters or any other company practices.

4.         The audit committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate.

5.         The audit committee shall meet on at least a quarterly basis, inclusive of telephonic meetings, or more frequently as circumstances may require.  Special meetings may be called by the chairman of the committee or at the request of the independent auditor.

6.         The audit committee will do whatever else the law, the corporation's charter or bylaws or the board of directors requires.

III.             Independent Auditor Oversight:

A.             Auditor Qualifications.

1.         The audit committee is responsible for ensuring its receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the corporation, consistent with Independence Standards Board Standard No. 1.

2.         The audit committee is also responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and to take or recommend that the full board of directors take appropriate action to ensure the independence of the auditor.

B.             Auditor Engagement Letter.  The auditor's engagement letter should define the nature and scope of the audit engagement and provide a written contract for the professional services of the auditing firm.

C.             Annual Audit Review.  In connection with the annual audit, the audit committee shall:

1.          Ascertain any disagreements between audit personnel and corporation management.

2.          Review corporate accounting policies and practices.

3.          Affirm that accounting policies are consistent with industry practices and are consistent with a fair presentation of the financial statement in conformity with generally accepted accounting principles.

4.         In consultation with the independent auditors, review the integrity of the corporation's financial reporting processes, both internal and external.

D.             Quarterly Review.  Prior to the time that the corporation files its Quarterly Report on Form 10‑Q, the independent auditor will conduct a SAS 71 Interim Financial Review (or such other auditing standard that may in time modify, supplement or replace SAS 71).  The committee shall review and approve the process for preparing the financial statements to be submitted on Form 10‑Q.

E.              Annual Report.

1.         Review corporate annual report to evaluate whether it contains a fair and meaningful presentation of financial statements, footnotes, and supplementary information.

2.         Affirm that the annual report discusses changes in corporate reporting or accounting practices (for example, departures from generally accepted accounting principles, exceptions to the consistent application of accounting principles, etc.).

3.         Review disclosure and ensure that practices are fully and fairly disclosed.

4.         Affirm appropriate use of statutory "safe harbor" disclosure if report contains forward looking information.

5.          Prepare for the inclusion in the annual meeting proxy statements a letter to stockholders stating whether with respect to the prior fiscal year:

(a)     management has reviewed the audited financial statements with the audit committee;

(b)    the independent auditors have discussed with the audit committee the matters required to be discussed by SAS 61;

(c)     the members have discussed among themselves, without management or the independent auditors present, the information disclosed to the audit committee described in a) and b) above;

(d)     the audit committee recommended to the board of directors that the annual financial statements be included in the corporation's Form 10‑K; and

(e)     the audit committee has received written disclosures and letters from the auditors required by Independence Standards Board Standard No 1.

IV.            Audit Committee Report:

A.             Annual Report.  The audit committee shall report at least annually to the board of directors.  The report should:

1.         Set forth the audit committee's function and responsibilities;

2.         Set forth a summary of the committee's recommendations, particularly with respect to the selection of the auditing firm and the review of the auditor's report;

3.          Attach critical audit reports and management letters.

B.              Committee Charter.  The audit committee shall:

1.          At least annually, affirm in the proxy statement the existence of an audit committee charter and compliance with the charter;

2.          At least annually, review and reassess the adequacy of the Audit Committee Charter;

3.          At least triennially attach the audit committee charter to the corporation's annual proxy statement.

THE GOLDFIELD CORPORATION PROXY

Annual Meeting of Stockholders to be Held on May 25, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John H. Sottile and Patricia A. Strange, and each of them, jointly and severally, proxies, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of The Goldfield Corporation to be held at Imperial's Hotel & Conference Center, 8298 North Wickham Road, Melbourne, Florida 32940 on May 25, 2004 at 9:00 a.m., and at any adjournment or postponement thereof, upon the matters set forth on the reverse hereof and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.)

This proxy, when properly executed, will be voted in the manner directed herein, or if returned executed with no direction given, will be voted in accordance with the recommendations of the Board of Directors.

(Continued and to be signed on the reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.   ☒

Your Board of Directors recommends a vote FOR Proposal 1.

If no direction is given, the proxy will be voted FOR Proposal 1.

1.	ELECTION OF DIRECTORS
Nominees:
	☐ FOR ALL NOMINEES	{ } Thomas E. Dewey, Jr.	_____________
		{ } Harvey C. Eads, Jr.	_____________
	☐ WITHHOLD AUTHORITY	{ } John P. Fazzini	_____________
	FOR ALL NOMINEES	{ } Danforth E. Leitner	_____________
		{ } Al Marino	_____________
	☐ FOR ALL EXCEPT	{ } Dwight W. Severs	_____________
	(see instructions below)	{ } John H. Sottile	_____________
To cumulate votes, place the number of votes for a nominee on the line provided after the nominee's name.

_________________________

Instruction:  To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and place a X in the bracket next to each nominee you wish to withhold, as shown here:  {X}

Your Board of Directors recommends a vote FOR Proposal 2.

If no direction is given, the proxy will be voted FOR Proposal 2.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF ACCOUNTANTS	/ /	/ /	/ /

Your Board of Directors recommends a vote AGAINST Proposal 3.

If no direction is given, the proxy will be voted AGAINST Proposal 3.

		FOR	AGAINST	ABSTAIN
3.	SHAREHOLDER PROPOSAL ON SHAREHOLDER APPROVAL OF RIGHTS PLAN	/ /	/ /	/ /

"Note" In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof.

Signature of Stockholder_______________  Date  _____    Signature of Stockholder_______________  Date_____

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.